Exhibit 99.1

One Horizon’s SmartCall App Expands in Indonesia

Adds 400,000 Virtual Telephone Numbers to the SmartCall App

LIMERICK, IRELAND--(July 14 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that its licensee in Indonesia, Smartfren Tbk, has expanded its service by adding 400,000 new telephone numbers to the SmartCall App, http://smartcall.smartfren.com.

Smartfren Tbk has recently expanded its mobile Voice over IP and offered additional 400,000 national telephone numbers to Indonesians global travelers and overseas by using its SmartCall App. Once a user downloads the SmartCall App from Google Play, Smartfren Tbk will assign one of its unique, national telephone numbers to that App. The user can then call using SmartCall with a real phone number as a caller ID and receive calls on the App from their friends and family whether home or abroad without roaming charges.

According to Forbes magazine [source: http://www.forbes.com/sites/susancunningham/2014/11/21/indonesian-smartphone-shipments-surge-55-in-2014/] smartphone sales in Indonesia surged to 7 million in the 3rd quarter of 2014, compared to 4.3 million in the 4th quarter of 2013, due to the recent availability of low cost smartphones in the region. Smartfren Tbk is well placed to capture the growing appetite of these new smartphone consumers with their exciting new SmartCall App and the benefit that a true Indonesian telephone number brings to the App user.

“The timing of the recent SmartCall marketing push from Smartfren Tbk and todays addition of 400,000 new numbers couldn’t be better," said Brian Collins, the Founder and CEO of One Horizon. “We are delighted that we partnered with Smartfren Tbk to capture the recent surge of smartphone purchases and to bring our technology to Indonesian smartphone users. Offering a true Indonesian telephone number to all SmartCall users is a great strategic move from Smartfren Tbk and the application now becomes a must-have for millions of Indonesia’s global travelers.  The upside for One Horizon’s bottom line is that we share in the revenues that this ever-growing solution brings”.

It is also worth mentioning that SmartCall is not restricted to just Smartfren Tbk subscribers but available to all smartphone users in Indonesia.  In the first 40 days since its official launch in Batam, Indonesia, the App has already issued over 100,000 Indonesian numbers to SmartCall subscribers [source: http://www.tabloidpulsa.co.id/news/21504-smartfren-luncurkan-smartcall-aplikasi-telepon-internet-mudah-dan-murah].

Users can purchase credit for the App from any Smartfren Tbk retail outlet, including the main banks in Indonesia and they can purchase bulk minutes to call home, landline or mobile phones, from as little as Rp. 1,000 per minute (approximately $0.075) and Rp. 150 ($0.01) to SMS any mobile phone in Indonesia.  Compared to existing national mobile tariffs and roaming charges, SmartCall provides a great price point for low-cost outbound calls and SMS plus free incoming calls and SMS no matter where a user is located.  This is all possible because of the industry leading VoIP solution from One Horizon combined with the highest call quality offered by Smartfren Tbk.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

About Smartfren Telecom, Tbk

Smartfren Telecom Tbk is a telecommunications services provider based on CDMA technology with cellular and limited mobility license—FWA (Fixed Wireless Access), and has the largest network coverage of CDMA EV-DO (mobile broadband network equivalent to 3G) in Indonesia. Smartfren is also the first telecommunication operator in the world that provide CDMA EV-DO Rev. B (equivalent to 3.5G with download speed up to 14.7 Mbps) and the first CDMA operator which provides BlackBerry services in Indonesia.  At end of 2013, Smartfren has approximately 11.3 million subscribers and its service area covers most of the populated areas of Java, Bali, Sumatera and the major cities in Kalimantan and Sulawesi.  For more information on the Company, its products and services, please visit http://www.smartfren.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us